                                                                    Exhibit 99.6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made by the Prospectus (as defined below) and the related letter of transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. This Offer, however, is not being made to, nor will Shares be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           NOTICE OF OFFER TO EXCHANGE
                          0.2259 SHARES OF COMMON STOCK
                                       OF
                                   MCSI, INC.
                                       BY
                                   MCSI, INC.
                  FOR EACH OUTSTANDING SHARE OF COMMON STOCK OF
                                  ZENGINE, INC.

MCSi, Inc. ("Purchaser" or "MCSi"), a Maryland corporation, is offering to exchange 0.2259 shares of MCSi common stock, no par value per share ("MCSi Common Shares"), for each outstanding share of common stock, no par value per share (the "Shares"), of Zengine, Inc., a Delaware corporation ("Zengine"), that MCSi (including its subsidiaries) does not own, upon the terms and subject to the conditions set forth in the preliminary prospectus, dated October 17, 2001 (the "Prospectus"), and in the related letter of transmittal (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the "Offer"). MCSi currently owns approximately 58.5% of the outstanding Shares. Stockholders of record who tender directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the exchange of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Registrar & Transfer Company, which is acting as exchange agent (the "Exchange Agent"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), and William Blair & Company , which is acting as the dealer-manager (the "Dealer-Manager"), incurred in connection with the Offer.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 16, 2001, UNLESS THE OFFER IS EXTENDED.

The Offer not conditioned upon any minimum number of Shares being tendered. If at least 4,605,640 or 31.5% of the outstanding Shares of Zengine are tendered, so that, when aggregated with the shares owned by MCSi, would represent 90% or more of all Zengine shares then outstanding, it is the present intent of MCSi to engage in a "short-form" merger with Zengine under Delaware law and to pay to the non-tendering stockholders MCSi Common Shares at the same exchange ratio as being offered hereby. If such number of Shares are not so tendered, it is the present intent of MCSi to engage in a "long-form" merger with Zengine under Delaware law and to pay non-tendering stockholders MCSi Common Shares at the same exchange ratio as being offering hereby. The Offer is subject to other terms and conditions.

For purposes of the Offer, Purchaser shall be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn when, as and if Purchaser gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares. Delivery of MCSi Common Shares in exchange for Shares pursuant to the Offer and cash in lieu of a fraction of a MCSi Common Share will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving MCSi Common Shares and cash to be paid in lieu of a fraction of a MCSi Common Share from Purchaser and transmitting such MCSi Common Shares and cash to validly tendering stockholders. In all cases, payment for Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of
(i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company ("DTC")), (ii) a properly completed and duly executed letter of transmittal (or a properly completed and manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) any other documents required by the letter of transmittal, or the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus. See "The Offer--Guaranteed Delivery."

The term "Expiration Date" means 5:00 p.m., New York City time, on November 16, 2001, unless and until Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser may at any time or from time to time extend the Offer for any period required by any rule, regulation or order of the Securities and Exchange Commission applicable to the Offer. Purchaser expressly reserves the right to waive the conditions to the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that certain other conditions identified in the Prospectus relating to the effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with the Offer will not be modified or waived. See the Prospectus.

If Purchaser extends the Offer, Purchaser will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right to withdraw the Shares.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and unless theretofore accepted for exchange pursuant to the Offer, may also be withdrawn at any time after December 17, 2001. For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth in the Prospectus. Any notice of withdrawal must specify the name, address and social security number of the person who tendered the Shares to be withdrawn, the certificate number(s) and the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn must also be furnished to the Exchange Agent prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Prospectus) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser has the right, but is not required, to provide for a subsequent offering period of up to 20 business days following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from 3 business days up to 20 business days, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders of Zengine may tender, but not withdraw, Shares not tendered in the Offer. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than 20 business days, Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of 20 business days. A Subsequent Offering Period, if one is provided, is not an extension of the Offer.

Purchaser does not currently intend to provide for a Subsequent Offering Period following the Expiration Date, although it reserves the right to do so in its sole discretion by giving oral or written notice of such Subsequent Offering Period to the Exchange Agent. Any decision to provide a Subsequent Offering Period will be announced at least 5 business days prior to the Expiration Date and will not extend the Expiration Date. Purchaser will announce the approximate number and percentage of Shares deposited as of the Expiration Date no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, and such securities will be immediately accepted and, subject to the effectiveness of the registration statement, promptly paid for. All conditions to the Offer must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for Shares tendered for the same consideration paid in the Offer, subject to the effectiveness of the registration statement.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Prospectus and is incorporated herein by reference.

In connection with the Offer, Purchaser will request from Zengine the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Prospectus, the related letter of transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Prospectus and the related letter of transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Any questions or requests for assistance or for additional copies of the Prospectus, the related letter of transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent, the Information Agent and the Dealer-Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

[MACKENZIE  PARTNERS, INC.  LOGO]

156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
E-mail: proxy@mackenziepartners.com
or
Call Toll-Free (800) 322-2885


The Dealer-Manager for the Offer is:

William Blair & Company
Call Toll-Free (800) 621-0687
or
Call Collect at (312) 236-1600 (ext. 8677 or 5387)


October 17, 2001